EXHIBIT 10.52

GW UK CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

GW RESEARCH LIMITED

PARTICIPATION AGREEMENT – UK Form 1

Name:Dr. Geoffrey Guy

SECTION 1.	ELIGIBILITY.

(a)You have been designated as a Participant eligible to receive Severance Benefits under the GW UK Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Exhibit A to this Participation Agreement (the “Participation Agreement”).

(b)You will be eligible to receive the Severance Benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, in respect of a CIC Termination executing the required Release in the Company’s standard form (which, for the avoidance of doubt shall not require restrictive covenants but shall be without prejudice to the restrictive covenants contained in your employment contract with the Company as in effect immediately prior to your execution of this Participation Agreement (the “Employment Contract”) continuing in full force and effect) within such reasonable time period as may be required by the Company and take such legal advice in respect of the Release as may be required by law. In connection with the Specified Transaction, the Company acknowledges and agrees that upon the Effective Time you will have the right to incur a CIC Termination under clause (ii)(1) of the definition of Resignation for Good Reason (as such term is defined in the Plan) and that, as a result, all of your rights and benefits in connection with such a CIC Termination shall be considered earned and vested as of the Effective Time and the Company will not take any action to reduce or eliminate such rights and benefits; provided, however, that you have agreed  to: (1) upon the Closing, continue to be an employee of the Company, holding the title of Senior Advisor, providing such co-operation and assistance as the Chief Executive Officer of Parent may reasonably require in integration and other activities, and accordingly any such resignation will not be effective until the later of: (x) December 31, 2021 and; (y) 180 days after the Change of Control; and (2) for a period of at least 180 days following such resignation, you will provide consulting services as the Chief Executive Officer of Parent may reasonably request, with due regard for any other business activities you may pursue.

(c)The Severance Benefits are in addition to the Change in Control Benefits to which you are also eligible for under the Plan, as described in Section 3(a) of the Plan.  Capitalised terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan.

SECTION 2.	INVOLUNTARY TERMINATION.

If you incur an Involuntary Termination that does not occur within the Change in Control Period, you shall receive the Severance Benefits set forth in this Section 2:

(a)

Health Insurance. The Company will pay to you in monthly instalments a fully taxable cash payment equal to the premium paid by the Company for your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of:  (1) the end of the 12 month period following the date on which your employment terminates; or (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with any new employment.

SECTION 3.	CIC TERMINATION.

If you incur a CIC Termination, you shall receive the Severance Benefits set forth in this Section 3.

(a)

Base Salary. You shall receive payment of an amount equivalent to the aggregate of your Base Salary for 24 months following the date on which your employment terminates (such period of time, the “CIC Severance Period”, and such aggregate Base Salary amount payable, the “CIC Severance”).  The CIC Severance will be paid in one lump sum cash payment within 30 days following the Release Date (as defined below), subject to all standard deductions and withholdings, shall be reduced by any payments that you receive from the Company in respect of any period of notice or any payment in lieu of notice under your Employment Contract; provided, however that no portion of the CIC Severance (except for any notice payment or payment in lieu of notice instalment which is due under the terms of your  Employment Contract ) will be paid prior to the date that the Release becomes fully effective (the “Release Date”).

(b)

Health Insurance. The Company will pay to you in monthly instalments a fully taxable cash payment equal to the premium for your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of:  (1) the close of the CIC Severance Period; or (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with any new employment.

(c)

Equity Acceleration. For clarity, upon a Change in Control: (i) each Equity Award (other than any Equity Award granted in 2021) that you hold at such time will receive Full Acceleration in connection with such Change in Control as provided under Section 3(a) of the Plan (which is irrespective of your CIC Termination) and (ii) any Equity Award granted in 2021 that is outstanding as of the Change in Control shall be treated in accordance with the applicable provisions of the definitive agreement pursuant to which the Specified Transaction is contemplated, with any replacement award issued pursuant to such agreement continuing to vest in accordance with the terms of such definitive agreement, such that you will only receive Full Acceleration with respect to such award if a CIC Termination occurs under circumstances that give rise to the right to receive the Severance Benefits, as set forth in Section 1 above.
SECTION 4.	NO DUPLICATION OF BENEFITS.

For the avoidance of doubt, upon your Involuntary Termination, you shall be eligible to receive Severance Benefits under one, but not more than one, of Sections 2 or 3 of this Participation Agreement or your Employment Contract. If you incur an Involuntary Termination and are eligible for Severance Benefits under more than one of Sections 2 or 3 or your Employment Contract, you shall receive the Severance Benefits under the Section providing the greatest level of benefits to you (without duplication) and such Severance Benefits shall be reduced by any Severance Benefits previously provided to you under a different Section of this Participation Agreement or your Employment Contract.

SECTION 5.	ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)	The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan.
(b)

As further provided in Section 2(b) of the Plan, this Plan and the benefits provided hereunder shall supersede any change in control or severance benefits in any individually negotiated employment contract, offer letter or other written or oral agreement between the Company and you.

(c)

The payment to you of amounts under Section 3 of this Participation Agreement are subject to either that payment being consistent with any remuneration policy approved by the shareholders of the Parent for the purposes of the UK Companies Act 2006 and in force at the date of the payment, or the Parent having ceased to be subject to the requirements of that Act regarding the remuneration of directors (which shall include upon any delisting from the NASDAQ following a Change in Control).

(d)

Your eligibility for and receipt of any Severance Benefits to which you may become entitled under this Participation Agreement is expressly contingent upon your compliance with the provisions of the Employment Contract (as amended from time to time) and, in the event of a CIC Termination, the terms and conditions of the Release. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of the Employment Contract or, in the event of a CIC Termination, the Release.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to [Name], [Position] no later than [Date] 2021.

GW Research Limited

By: /s/ Iain Ward

Title: UK General Counsel

Participant

/s/ Dr. Geoffrey Guy

Dr. Geoffrey Guy

Date: 25 February 2021

EXHIBIT A

Change in Control and Severance Benefit Plan